Exhibit 10.35

SEPARATION AGREEMENT & RELEASE

This is an Agreement between The Home Depot, Inc. (the "Company") and MARC D. POWERS (the "Executive").

WHEREAS, subject to the terms herein, Company and Executive intend the terms and conditions of this Agreement to govern all issues related to Executive's employment and termination from Company and its subsidiaries and, except as otherwise expressly provided herein, is intended to supersede and replace the provisions set forth in any of the Executive’s employment letters; and

WHEREAS, Executive acknowledges that the Executive has been given a reasonable period of time, up to and including twenty-one (21) days, to consider the terms of this Agreement; and

WHEREAS, Company advises Executive to consult with a lawyer before signing this Agreement; and

WHEREAS, Executive acknowledges that the consideration provided to Executive under this Agreement is sufficient to support the releases provided by the Executive under this Agreement; and

WHEREAS, Executive represents that the Executive has not filed any charges, claims or lawsuits against Company involving any aspect of the Executive’s employment that have not been terminated as of the date of this Agreement; and

WHEREAS, Executive understands that Company regards the above representations by the Executive as material terms of this Agreement and that Company is relying on these representations in entering into this Agreement,

NOW, THEREFORE, Company and Executive agree as follows:

1.    Termination Date. Executive’s termination date shall be February 1, 2016 ("Termination Date"), which shall be the day immediately following the Executive’s last day of work. Executive hereby resigns, effective as of the Termination Date, from any and all positions as an officer or member of the board of directors, as applicable, of The Home Depot, Inc., Home Depot U.S.A., Inc. and each of their parents, subsidiaries and affiliated companies. Executive shall not accrue any vacation days or vacation credit subsequent to the Termination Date. Any remaining accrued, unused vacation will be paid in accordance with the Company’s Standard Operating Procedure for Time-off Benefits.

2.    Separation Payment. Executive shall receive eighteen (18) monthly separation payments of $55,833.33 each, subject to applicable tax withholding, commencing within forty-five (45) days of the Termination Date.

3.    Bonuses. Executive will be eligible to receive the financial portion of the Management Incentive Plan ("MIP") bonus that is earned based on actual results for FY2015. Any earned bonus will be paid to Executive in a lump sum on the next planned MIP payout date (no later than 75 calendar days after fiscal period end and will be subject to applicable tax withholding). The Company has the sole discretion to determine the amount of any bonus, and there is no guaranteed or minimum bonus. Executive will not be eligible for bonus payments of any other kind.

4.    Benefits. The Executive’s benefits shall end on the Termination Date, pursuant to the terms of such plans and applicable law. Executive shall receive a lump sum payment of $150,000 (subject to applicable tax withholding) payable no later than fifteen (15) days following April 22, 2016 as a partial off-set for the Executive’s healthcare costs. Executive shall be eligible to receive COBRA continuation coverage in accordance with terms of the plan and applicable law. Such coverage is generally available for up to eighteen (18) months, unless Executive is eligible for other coverage. At the end of such eighteen (18) month period, if Executive is not eligible for other coverage, upon Executive’s request, Company shall assist Executive in securing coverage in the healthcare market.

5.    Stock Options/Restricted Stock.

(a)
All of Executive’s options to purchase Company’s common stock (“Options”) that vested before the Termination Date will be cancelled and forfeited unless exercised by the earlier of: (a) ninety (90) days after the Termination Date; or (b) the expiration of the stock option. Pursuant to the schedule set forth in Attachment A to this Agreement, 98,934 of Executive’s outstanding, unvested Options will be accelerated to vest on the Termination Date. These accelerated Options will be cancelled and forfeited unless exercised by the earlier of: (a) ninety (90) days after the Termination Date; or (b) the expiration of the stock option. All Options are subject to forfeiture for any breach as provided in the paragraph titled Breach by Executive. Executive shall not be eligible to receive any equity-based awards in the future.

(b)
Pursuant to the schedule set forth in Attachment A to this Agreement, the restrictions on Executive’s 19,283 outstanding restricted shares of Company’s common stock (“Restricted Shares”) are hereby amended to no longer be subject to risk of forfeiture on the Termination Date. The 19,283 Restricted Shares may not be transferred until the following dates: 4,608 Restricted Shares may be transferred as of March 23, 2016; 1,954 Restricted Shares may be transferred as of September 26, 2016; and 12,721 Restricted Shares may be transferred as of February 01, 2017. Executive and Company agree that Company shall not be required to issue any share to Executive before the date the share may be transferred, as set forth in this Paragraph 5(b), except to accommodate the sales of shares for tax purposes as set forth in Paragraph 5(c), below. All other shares of Executive’s Restricted Shares shall be forfeited on the Termination Date. All 19,283 Restricted Shares are subject to forfeiture for any breach as provided in the paragraph titled Breach by Executive.

(c)
Executive and Company acknowledge that the Restricted Shares referenced in Paragraph 5(b) shall constitute taxable income to Executive at the time of lapse of risk of forfeiture on the Termination Date; and that the Options referenced in Paragraph 5(a) shall be taxable to Executive when such Options are exercised. Accordingly, Executive acknowledges the Executive’s obligations to pay all related applicable federal, state and local income and employment taxes, and that Company is required to withhold applicable taxes with respect to these Restricted Shares and vested Options. Accordingly, Executive hereby authorizes Company to withhold and surrender to Company a sufficient number of shares necessary to satisfy said withholding obligations.

(d)
Executive will earn all Performance Shares earned under the terms of Executive’s FY2013-FY2015 Performance Share Award Agreement. Executive’s Performance Share Grants for the FY2014-2016 and FY2015-2017 will be forfeited and Executive will receive a lump sum cash payout in the amount of $1,300,094 in lieu of any payment under these awards. Such payment will be made no later than fifteen (15) days following April 22, 2016. Executive will not be entitled to any further payments relating to Performance Shares.

(e)
Executive is solely responsible for ensuring that the Executive’s equity awards are properly credited, exercised and handled as provided by the terms of the awards as modified by this Agreement. Executive acknowledges that the Executive may not rely on the Merrill Lynch website to determine the exercise or expiration dates of the Executive’s equity awards. Executive should direct any inquiries to the Atlanta Branch of Merrill Lynch at 404-264-7274; however, Company is not responsible for any incorrect information Executive might receive from Merrill Lynch.

6.    Outplacement Services. Executive is eligible for Company-provided outplacement services for a period not to exceed twelve (12) months. The outplacement service will end the earlier of either (a) the last day of the 12-month period, or (b) Executive's acceptance of other employment. Such services shall be provided through an agency selected by the Company. Executive will be contacted by the outplacement agency after their executed Agreement is received by the Company.

7.    Release of Claims. Executive and the Executive’s heirs, assigns, and agents release, waive and discharge Company, its past and present parents, subsidiaries, affiliates and related entities, and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents (collectively “Releasees”) from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date. The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, genetic information, age, or citizenship status; any other claim based on any local, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the WARN Act, GINA, the Age Discrimination in Employment Act of 1967, as amended, or the Americans With Disabilities Act; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or a claim alleging a breach of a covenant of good faith and fair dealing; or any claim for back pay, front pay, severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, workers’ compensation benefits, health, disability or medical insurance, or any other employee or fringe benefit. Notwithstanding the foregoing, this Paragraph 7 expressly does not include a release of any claims that cannot be released hereunder by law.

8.    Confidential Information and Trade Secrets.

(a)
Executive acknowledges that through the Executive’s employment with Company the Executive was a key employee who acquired and had access to Confidential Information of Company, its parents, subsidiaries, affiliates or related entities. Executive agrees that the Company may prevent the use or disclosure of its Confidential Information through use of an injunction or other means and acknowledges that the Company (including its parents, subsidiaries, affiliates, and related entities) has taken all reasonable steps necessary to protect the secrecy of the Confidential Information. Executive further acknowledges that the Executive has not published, disclosed or used any of this Confidential Information except in accordance with the Executive’s duties for Company. Executive agrees that, for a period of three years after the Effective Date, the Executive will hold in confidence all Confidential Information of Company, its parents, subsidiaries, affiliates or related entities and will not disclose, publish or make use of such Confidential Information. Executive further agrees to return all documents, disks, or any other item or source containing Confidential Information, or any other property of Company, its parents, subsidiaries, affiliates or related entities, to Company on or before the Effective Date. If Executive has any question regarding what data or information would be considered by Company to be Confidential Information, Executive agrees to contact the Executive Vice President, Human Resources for written clarification. "Confidential Information" shall include any data or information, other than trade secrets, that is valuable to Company, its parents, subsidiaries, affiliates or related entities and not generally known to competitors or outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in Executive’s memory, or has been compiled or created by Executive. This includes, but is not limited to: operations, services, information technology, computer systems, marketing, advertising, technical, financial, personnel, staffing, payroll, information about employee compensation and performance, merchandising, strategic planning, product, vendor, supplier, customer or store planning data, construction, data security information or other information similar to the foregoing.

(b)
Executive also acknowledges that through the Executive’s employment with Company the Executive has acquired and had access to Trade Secrets of the Company, its parents, subsidiaries, affiliates or related entities. Executive agrees that the Company may prevent the use or disclosure of its Trade Secrets through use of an injunction or other means and acknowledges that the Company has taken all reasonable steps necessary to protect the secrecy of the Trade Secrets. Executive agrees to hold in confidence all Trade Secrets of Company, its parents, subsidiaries, affiliates or related entities that came into the Executive’s knowledge during employment by Company and shall not disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret. “Trade Secret” means that information defined by the Georgia Trade Secrets Act, O.C.G.A. Sec. 10-1-761, or other applicable trade secrets statute or act.

(c)
If Executive works for a vendor supplying product or services to Company, Executive acknowledges that Company will not conduct business with Executive before February 1, 2017 (“cooling period”). During the cooling period, Executive will not have any access to Company facilities for business purposes and Executive will not be allowed to participate in any meetings with current Company associates while Executive is working for the supplier/new employer.

(d)
Executive further acknowledges that the Executive’s breach of any of Executive’s promises in this Paragraph 8 would result in immediate and irreparable harm to Company, its parents, subsidiaries, affiliates or related entities that cannot be adequately or reasonably compensated at law. Accordingly, Executive agrees that Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by Executive.

(e)	Nothing in this Paragraph 8 prohibits Executive from exercising any of the rights specified in Paragraph 15 (Non-Interference and Right to Participate in Agency Proceedings).

9.    Non-Competition and Non-Solicitation.

(a)
Executive acknowledges that during the Executive’s employment and at the time of Executive’s termination, the Executive provided services to Company, its parents, subsidiaries, affiliates, and related entities (referred to collectively in this paragraph as “entities”) in all locations that these entities conduct business. These services necessarily required Company to disclose the Confidential Information and Trade Secrets of these entities to Executive. Executive further acknowledges that the Executive’s position allowed the Executive to develop a personal relationship with certain customers, suppliers and vendors of Company, its parents, subsidiaries, affiliates, and related entities, and to acquire knowledge of the affairs and requirements of these customers, suppliers and vendors. The customers, suppliers and vendors with whom Executive has had business dealings with on behalf of these entities are located throughout the world. As a result, Executive agrees that the Executive will not, on or before August 1, 2017, enter into or maintain an employment, contractual, or other business relationship, either directly or indirectly, to provide to any Competitor executive, operational or managerial services that are the same as or similar to the services Executive provided to the Company, either directly or indirectly, at any point during the last two (2) years of Executive’s employment with the Company. “Competitor” means any company or entity that sells or offers Products or Services that are the same as or similar to the Products or Services sold and offered by the Company, its parents, subsidiaries, affiliates or related entities, in the United States or Canada. For the purposes of this Agreement, “Competitor” shall mean the following entities and each of their subsidiaries, affiliates, assigns, franchisees, or successors in interest: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden and/or Orchard Supply and Hardware Company); Sears Holding Corp.; Amazon.com; Menard, Inc.; HD Supply Holdings, Inc.; W.W. Grainger, Inc.; Ferguson; Floor and Decor; Ace Hardware; True Value Company; RONA Inc.; Canadian Tire; Lumber Liquidators; and Wal-Mart. “Products or Services” means anything of commercial value, including, without limitation: goods; personal, real, or intangible property; services; financial products; business opportunities or assistance; or any other object or aspect of business or the conduct thereof.

(b)
In the event Executive wishes to enter into any relationship or employment on or before August 1, 2017 which would violate the above non-compete provision, Executive agrees to request written permission from Company’s Executive Vice President, Human Resources before entering any such relationship or employment. Company may approve or not approve of the relationship or employment at its absolute discretion.

(c)
Executive acknowledges that through Executive’s employment with the Company, Executive acquired and had access to confidential and proprietary information concerning the performance and qualifications of Company employees. Accordingly, Executive agrees that on or before February 1, 2018, the Executive will not directly or indirectly, on his or her own behalf or on behalf of any other entity or person, Solicit any person who is an employee of Company, its parents, subsidiaries, affiliates or related entities, with whom Executive had material contact during Executive’s employment, or with respect to whom Executive obtained or had access to Confidential Information, to terminate his or her relationship with Company, its parents, subsidiaries, affiliates or related entities, or to refer any such employee to anyone, without prior written approval from Company’s Executive Vice President, Human Resources. For purposes of this paragraph, “Solicit” shall include any solicitation, enticement, or encouragement whatsoever, regardless of which party initiated the initial contact, as well as any direct or indirect involvement in the recruitment, referral, interviewing, hiring, or setting of the initial terms and conditions of employment.

(d)
Executive acknowledges that the covenants in this paragraph: (i) are reasonable, appropriate, necessary, and narrowly tailored to protect the legitimate business interests of Company, its parents, subsidiaries, affiliates, and related entities; (ii) are reasonable in terms of time, geographic scope, and activities restricted; (iii) are designed to prevent unfair competition and not to stifle the inherent skill and experience of Executive; (iv) will not interfere with Executive’s ability to earn a livelihood; and (v) do not confer a benefit upon Company disproportionate to the detriment to Executive. Executive acknowledges that if the Executive were to breach any of the covenants in this paragraph, such breach would result in immediate and irreparable harm to Company that cannot be adequately or reasonably compensated at law. Accordingly, Executive agrees that Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by Executive. In addition, the Company will be entitled to recover its reasonable attorney fees if it succeeds in obtaining an injunction against Executive for breach or threatened breach of this paragraph or otherwise proving in court that Executive violated any provision of this paragraph.

10.    Breach by Executive. Company’s obligations to Executive under this Agreement are contingent on Executive’s performance of the Executive’s obligations under this Agreement. Any breach by Executive of the terms of this Agreement, including but not limited to the terms of Paragraphs 8 and 9, will result in the immediate cessation of any payments set forth in Paragraph 2 and the immediate cancellation of all Executive’s outstanding equity awards, including any unvested equity with respect to which Executive has satisfied the retirement vesting criteria under the terms of the original equity grant. The Company will also be entitled to all its other remedies allowed in law or equity, including but not limited to the return of any payments that it made to Executive under this Agreement and the return to Company of any proceeds Executive received from stock options exercised or restricted stock sold after February 1, 2016, to the extent permitted under federal, state and local law.

11.    Executive Availability. Executive agrees to make himself reasonably available to Company to respond to requests by Company for information pertaining to or relating to Company and its affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of Executive to the extent that such cooperation does not interfere with Executive’s ability to perform his or her current job, in which case Executive and Company would mutually agree upon the timing and extent of Executive’s availability. However, Executive agrees to cooperate fully with Company in connection with any and all existing or future litigation, charges, or investigations brought by or against Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature; but Executive is not required to disclose Executive's participation in matters subject to the Paragraph 15 (Non-Interference and Right to Participate in Agency Proceedings). In conjunction with Executive’s commitments under this paragraph, Company will reimburse Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation. The amount of expenses reimbursable by Company under this paragraph in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense under this paragraph shall be made within sixty (60) days after Executive’s written request for reimbursement accompanied with such evidence of expenses incurred as Company may reasonably require, but in any event no later than December 31 of the year after the year in which the expense was incurred. This paragraph shall expire on Executive’s death and shall not be subject to liquidation or exchange for another benefit.

12.    Non-Disparagement. Executive agrees that the Executive will not directly or indirectly publish, communicate, make or cause to be made any statements or opinions that disparage, criticize or that would be derogatory to or otherwise harm the business or reputation of Company, its parents, subsidiaries, affiliates, or related entities, and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents to anyone, including but not limited to the media, internet blogs, social media, public interest groups and publishing companies.     Nothing in this Paragraph 12 prohibits Executive from exercising any of the rights specified in Paragraph 15 (Non-Interference and Right to Participate in Agency Proceedings).

13.    Insider Trading. Executive acknowledges that for a period of six (6) months after the Termination Date, Executive will remain subject to the restrictions of Company’s Securities Laws Policy applicable to Directors, Officers, and Designated Associates, which permits trading only during designated window periods. After expiration of said six (6) month period, the Securities Law Policy will no longer apply to Executive. However, Executive acknowledges that through the Executive’s employment with Company the Executive may have learned material, non-public information regarding Company. The federal securities laws prohibit trading by persons while aware of material, non-public information. Executive should seek advice of the Executive’s legal counsel before conducting any transactions in Company’s stock if Executive thinks the Executive may possess such information.

14.    Future Employment. The payments in this Agreement are in consideration for Executive's release of claims, including claims for lost future earnings. Accordingly, Executive hereby understands and agrees that the Executive will not be re-employed by Company, its subsidiaries, affiliates, parents or related entities in the future and that Executive will never knowingly apply to Company, its subsidiaries, affiliates, parents or related entities for any job or position in the future.

15.    Non-Interference and Right to Participate in Agency Proceedings. Nothing in this Agreement is intended to interfere with Executive’s right to report possible violations of law or regulation to, file a charge or cooperate with, or participate in an investigation or proceeding conducted by, any governmental agency or entity, including the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, a state Fair Employment Practices Agency, or any other federal, state, or local regulatory or law enforcement agency. However, the consideration provided to Executive in this Agreement shall be the sole relief provided to Executive for the claims that are released by the Executive in this Agreement, and Executive expressly acknowledges and agrees to waive, surrender, and give up any personal monetary benefits or recovery against Company or any other of the released entities in connection with any such claim, charge, or proceeding without regard to how the charge, investigation, or proceeding was initiated.

16.    Severability and Modification of Provisions. If any of the provisions of this Agreement involving Executive’s post-employment activities should ever be held by a court of competent jurisdiction to exceed the scope permitted by applicable law, or otherwise be deemed to be legally invalid or unenforceable, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests. In the event such provision or provisions cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms, provisions, covenants, and restrictions contained in this Agreement shall remain unaffected and will in no way be affected, impaired, or invalidated.

17.    Right to Revoke This Agreement. Executive may revoke this Agreement in writing within seven (7) days of signing it by sending written notice of revocation to Company’s Executive Vice President, Human Resources. The Agreement will not take effect until the Effective Date. If Executive revokes this Agreement, all of its provisions shall be void and unenforceable.

18.    Effective Date. The Effective Date shall be the day after the end of the seven day period for revocation described in the paragraph titled Right to Revoke This Agreement.

19.    Non-Assignment by Executive; Successor and Assigns. Executive represents and warrants that as of the date of this Agreement the Executive has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim. Executive hereby agrees to indemnify and hold Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys' fees, causes of action or judgments based on or arising out of any such assignment or transfer. The terms of this

Agreement shall be binding on, and in favor of, the Company’s successors in interest and assigns.

20.     Taxes and Section 409A. To the extent applicable, it is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (“Section 409A”).   To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s Termination Date shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon Executive’s death, if earlier).  In addition, for purposes of the Agreement, each amount to be paid or benefit to be provided to Executive pursuant to the Agreement shall be construed as a separate identified payment for purposes of the Code, including Section 409A.  With respect to expenses eligible for reimbursement under the terms of this Agreement, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A. Company makes no representation or warranty to Executive or other person regarding compliance with, or exemption from, Section 409A with respect to any payment or benefit provided by this Agreement.  Executive agrees that the Executive shall bear sole and exclusive responsibility for any and all federal, state, local or other tax consequences (including, without limitation, any and all tax liability under Section 409A) of this Agreement, and fully indemnifies and holds the Company harmless therefore.  Executive should consult with the Executive’s own tax advisor in connection with this Agreement and its tax consequences.

21.    Entire Agreement. This Agreement constitutes the entire understanding between the parties, except that this Agreement does not supersede or limit Executive’s post-employment restrictions or obligations to the Company, its parents, subsidiaries, affiliates or related entities, that may be contained in any other agreement between Executive and the Company, its parents, subsidiaries, affiliates or related entities, such as an offer letter, equity award agreement, or similar document. The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by Company’s Executive Vice President, Human Resources.

22.    Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to any choice of law provisions thereof that would require the application of any other jurisdiction’s laws. Executive hereby irrevocably submits any dispute arising out of or relating to this Agreement to the exclusive jurisdiction of the Atlanta Division of the U.S. District Court for the Northern District of Georgia, or, if federal jurisdiction is not available, the Superior Court of Cobb County, Georgia. Executive also irrevocably waives, to the fullest extent permitted by applicable law, any objection Executive may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to personal jurisdiction and to accept service of legal process from the courts of Georgia. Executive agrees to accept service of process by mail or by any other means sufficient to ensure that Executive receives a copy of the items served.

Executive understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.
The Home Depot, Inc.

By: /s/ Tim Crow
Tim Crow
Executive Vice President, Human Resources

Date Signed: 1/28/16

Executive

By: /s/ Marc D. Powers
Marc D. Powers
Date Signed: 1/28/16